Exhibit 99.1


                                    Ann Taylor
                                    News Release
                                    142 West 57th Street New York N.Y. 10019






FOR IMMEDIATE RELEASE
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  ANN TAYLOR ANNOUNCES JANUARY SALES RESULTS, RAISES FOURTH QUARTER EARNINGS
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                GUIDANCE AND PROVIDES FISCAL YEAR 2004 GUIDANCE
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      New York, New York, February 5, 2004 - AnnTaylor Stores Corporation (NYSE:
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ANN) announced today that total net sales for the four week period ended January


31, 2004 increased 13.7 percent to $93,116,000, from total net sales of


$81,903,000 for the four week period ended February 1, 2003. By division, net sales were $50,392,000 for Ann Taylor and $36,346,000 for Ann Taylor Loft.





  Comparable store sales for the period increased 3.7 percent, compared to a comparable store sales decrease of 10.3 percent for the same four week period last year. By division, comparable store sales were down 1.5 percent for Ann


Taylor compared to a 9.6 percent decrease last year, and up 16.1 percent for Ann


Taylor Loft compared to a 12.2 percent decrease last year.






      For the fiscal quarter ended January 31, 2004, the Company's net sales totaled $448,677,000, up 27.4 percent from $352,213,000 in the fourth quarter of fiscal 2002. By division, net sales for the fourth quarter of fiscal 2003 were


$243,414,000 for Ann Taylor and $171,847,000 for Ann Taylor Loft. Comparable


store sales for the quarter increased 15.5 percent, compared to a comparable store sales decrease of 12.3 percent in the fourth quarter of fiscal 2002. By division, comparable store sales were up 14.4 percent for Ann Taylor compared to a decrease of 14.6 percent last year and up 20.0 percent for Ann Taylor Loft compared to a 7.1 percent decrease last year.





      Ann Taylor Chairman J. Patrick Spainhour said, "We expect to report record earnings performance for the fourth quarter, and are once again raising earnings per share guidance to the range of $0.63 - $0.65, up from $0.54 - $0.56. The improvement in earnings is based on better gross margin performance on January sales, and the favorable gross margin effect of our year end physical inventory.


Full year earnings per share on a diluted basis is expected to be in the range of $2.11 - $2.13, which represents the Company's second straight year of record earnings performance."





      Mr. Spainhour continued, "Overall, we were pleased with our January business, and are entering February in a very clean inventory position. Sales at


Ann Taylor Loft continued to exceed expectations, with the fifth consecutive month of double-digit comparable store sales growth. Fashion, novelty and compelling value drove strong full price selling overall, particularly in tops,


separates and fashion accessories. At Ann Taylor, January comparable store sales were down slightly, however we were pleased with the full price sales momentum that began building in week 4 as February merchandise became available in stores."





      Total inventory levels at the end of January were down approximately 16 percent on a per square foot basis compared to last year. This follows an approximate 18 percent decrease in inventory levels on a per square foot basis at the end of fiscal December. While full price inventory levels at the end of


January were flat to last year on a per square foot basis, strong Holiday and post-Holiday sales, particularly at Ann Taylor Loft, resulted in much lower levels of markdown inventory, which drove the decrease in total inventory on a per square foot basis.





      For the first quarter of fiscal 2004, the Company currently expects to achieve comparable store sales results in the mid single-digit positive range.


Comparable store sales by division for the first quarter of fiscal 2004 are expected to be in the low single-digit positive range for Ann Taylor, and in the mid to high single-digit positive range for Ann Taylor Loft. Due to lower levels of markdown inventory, February comparable store sales are expected to be flat to low single-digit positive overall, with Ann Taylor expected to be flat and


Ann Taylor Loft expected to be in the low single-digit positive range. Total


Company comparable store sales for March and April are each expected to be in the mid single-digit positive range. Comparable store sales for the second quarter of fiscal 2004 are expected to be in the mid single-digit positive range and in the low to mid single-digit positive range for the Fall 2004 season.






      For fiscal 2004, the Company projects continued improvement in its gross margin rate and expects selling, general and administrative expenses to be flat to fiscal 2003 as a percentage of net sales, with an anticipated increase in marketing spending as a percentage of net sales. For the first quarter, the


Company expects to see continued improvement in gross margin and an increase in selling, general and administrative expenses as a percentage of net sales.






      The Company plans to open approximately 80 - 90 stores during fiscal 2004,


comprised of approximately 10 - 15 Ann Taylor stores, approximately 65 - 70 Ann


Taylor Loft stores, and approximately 5 Ann Taylor Factory stores. Total Company square footage is projected to increase approximately 13 percent in fiscal 2004.


This represents an approximate 4 percent divisional square footage increase for


Ann Taylor, and an approximate 22 percent divisional square footage increase for


Ann Taylor Loft. In the first quarter of fiscal 2004, the Company plans to open


2 new Ann Taylor stores and 7 new Ann Taylor Loft stores. During the second quarter of fiscal 2004, the Company plans to open 1 new Ann Taylor store and 23 new Ann Taylor Loft stores. Capital expenditures for fiscal 2004 are planned at


$115 - 120 million, which includes costs for new store build outs, existing store renovations and warehouse and information system initiatives.





      Based on the above financial assumptions and planned store growth, the


Company projects earnings per share on a diluted basis for fiscal 2004 to be between $2.45 and $2.55. The Company projects earnings per share on a diluted basis for the first and second quarters in the range of $0.45 - $0.47 and $0.58


- $0.60, respectively and in the range of $1.42 - $1.48 for the Fall season.






      For fiscal 2004, the Company expects total inventory levels to be down approximately 5 percent on a per square foot basis in February and March compared to last year due to lower levels of markdown inventory, with the balance of the year flat to mid-single-digit positive compared to fiscal 2003.






      During the month of January, the Company closed 3 Ann Taylor stores and 1


Ann Taylor Factory store. The total store count at the end of fiscal 2003 was


648, comprised of 354 Ann Taylor stores, 268 Ann Taylor Loft stores and 26 Ann


Taylor Factory stores. Total store square footage increased 10.8 percent over the same period last year.






    For the fiscal year ended January 31, 2004, the Company's net sales totaled $1,587,708,000, up 15.0 percent from $1,380,966,000 in fiscal 2002. By division, net sales for fiscal 2003 were $867,855,000 for Ann Taylor and


$588,801,000 for Ann Taylor Loft. Comparable store sales for the year increased


5.3 percent, compared to a comparable store sales decrease of 3.9 percent in fiscal 2002. Comparable store sales by division were up 3.2 percent for Ann


Taylor compared to a 5.3 percent decrease last year, and up 9.4 percent for Ann


Taylor Loft compared to a 1.0 percent decrease last year.






      Ann Taylor is one of the country's leading women's specialty retailers,


operating 648 stores in 43 states, the District of Columbia and Puerto Rico, and also an Online Store at www.anntaylor.com.
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FORWARD-LOOKING STATEMENTS
Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words "expect", "anticipate", "plan", "intend", "project", "believe" and similar expressions. These forward-looking statements reflect the Company's current expectations concerning future events, and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company's brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company's Online Store; a significant change in the regulatory environment applicable to the Company's business; an increase in the rate of import duties or export quotas with respect to the Company's merchandise; financial or political instability in any of the countries in which the Company's goods are manufactured; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company's vendors in Asia and elsewhere; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; and other factors set forth in the Company's filings with the SEC. The Company does not assume any obligation to update or revise any forward-looking statements at any time for any reason.

                                     o o o

     Contact:

     Barry Erdos
     Chief Operating Officer
     (212) 541-3318